Exhibit 10.4

DISTRIBUTION AGREEMENT

BY AND BETWEEN

TELIGENT OÜ

AND

TELIGENT CANADA INC.

DATED NOVEMBER 13, 2015

TABLE OF CONTENTS

Article 1 Definitions		1

Article 2 DISTRIBUTION RIGHTS AND OBLIGATIONS		5

2.1	Appointment	5

2.2	No Distribution Outside the Territory by Distributor	5

2.3	Teligent Estonia’s Reservation of Rights	5

2.4	Pricing	5

2.5	Proposed Labeling	5

Article 3 Purchase Price, Invoicing and Payment		6

3.1	Purchase Price	6

3.2	Payment of Purchase Price	6

3.3	Transfer Purchase Price; Invoices	6

3.4	Sales Reports	6

3.5	Taxes	6

3.6	Records and Audit	6

3.7	Interest	7

Article 4 SUPPLY and Ordering		7

4.1	Exclusive Supply	7

4.2	Purchase Orders	8

4.3	Deliveries by Teligent Estonia	8

4.4	Delivery Terms; Title Passage	8

Article 5 Product Warranty and LIMITATIONS		8

5.1	Representation and Warranty of Teligent Estonia	8

5.2	Claims for Defects	9

5.3	Credit Note; Replacement Product; Defective Product	9

5.4	No Liability After Delivery	9

5.5	Distributor Responsibility for Returns	9

Article 6 Quality Control		9

6.1	Quality Assurance Agreement	9

6.2	Distribution and Sales Records	9

6.3	Recalls	10

6.4	Change to Specifications	10

Article 7 Regulatory Activities and Responsibilities		10

7.1	Responsibility for Regulatory Compliance	10

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7.2	Changes	10

7.3	Obligations of Distributor	10

7.4	Information	10

7.5	Distributor Notice to Teligent Estonia	11

7.6	Safety Data Exchange Provisions	11

Article 8 Storage and Distribution		11

8.1	Generally	11

8.2	Right to Inspect Premises	11

Article 9 Term AND TERMINATION		11

9.1	Term	11

9.2	Survival of Obligations	12

9.3	Remedies	12

9.4	Assignment	12

9.5	Further Assurance	12

9.6	Governing Law; Jurisdiction	12

9.7	Expenses	12

9.8	Notices	13

9.9	Entire Agreement	13

9.10	Amendment	13

9.11	Severability	13

9.12	Waiver and Non-Exclusion of Remedies	14

9.13	Construction	14

9.14	Counterparts	14

Schedules

Schedule A	Products and Packaging Configurations
Schedule B	Transfer Purchase Price

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DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is made effective as of the 13th day of November, 2015 (the “Effective Date”) by and between Teligent Oü (“Teligent Estonia”), a company incorporated in Estonia whose registered office is at Pärnu mnt 15, Tallinn 10141 Harju, Estonia and Teligent Canada Inc. (“Distributor”), a company incorporated in British Columbia whose registered office is at 595 Burrard Street, P.O. Box 49314, Suite 2600, Three Bentall Centre, Vancouver, British Columbia, V7X 1L3. Teligent Estonia and Distributor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Distributor desires to purchase from Teligent Estonia and Distribute the Product (as defined herein) in the Territory, and Teligent Estonia desires to supply Product and grant such Distribution rights, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1         “Affiliate” shall mean, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such Person.

1.2         “Agreement” shall have the meaning set forth in the preamble hereto.

1.3         “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1 in each calendar year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.4         “cGMP” shall mean the current good manufacturing practices applicable from time to time to the Manufacturing of the Product pursuant to Law.

1.5         “Compliance Records” shall have the meaning set forth in Section 3.8.

1.6         “Confidential Information” shall mean any and all data, results, know-how, plans, business information and other information or material, whether oral or in writing or in any other form, provided, disclosed or otherwise made known before, on or after the Effective Date by or on behalf of one Party to the other Party pursuant to this Agreement or any discussions or negotiations with respect to the foregoing; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom, including the existence and terms of this Agreement. For the avoidance of doubt, (a) without limitation of the foregoing, all information and documentation submitted to Health Canada or any other Regulatory Authority by or on behalf of Teligent Estonia relevant to the Product (including e-mail and facsimile transmissions) and (b) all adverse event and safety information and data provided by Distributor to Teligent Estonia pursuant to the Safety Data Exchange Provisions, in each case (a) and (b) shall constitute Confidential Information of Teligent Estonia hereunder and Teligent Estonia shall be deemed the Disclosing Party with respect thereto.

1.7         “Control” and “Controlled” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance or (b) to own, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting securities or other ownership interest of a Person.

1.8         “Credit Note” shall mean a credit memo issued by Teligent Estonia to Distributor and usable by Distributor as an offset against amounts payable to Teligent Estonia by Distributor or, if no such amounts are outstanding at the time of termination or expiration of this Agreement or later, for a refund from Teligent Estonia to Distributor which Teligent Estonia shall pay to Distributor no later than thirty (30) days after any such termination or expiration.

1.9         “DIN” shall mean the Drug Identification Number for the Product in Canada.

1.10       “Disclosing Party” shall mean the Party disclosing Confidential Information.

1.11       “Distribute,” with its correlative forms, shall mean to import, market, sell and distribute a pharmaceutical product; provided, however, that “Distribute” shall not include any actions undertaken with Regulatory Authorities in order to obtain or maintain Regulatory Approvals or other activities as described in Article 7.

1.12       “Distributor” shall have the meaning set forth in the preamble hereto.

1.13       “Distributor Share” means the costs incurred by the Distributor plus an arm's length return for the Distributor to be determined by the Parties from time to time.

1.14       “Effective Date” shall have the meaning set forth in the preamble hereto.

1.15       “F&D Act” shall mean the Food and Drugs Act (Canada), as amended, and the rules, regulations, guidances and requirements of Health Canada thereunder as may be in effect from time to time.

1.16       “Governmental Authority” shall mean any (a) Canadian federal, provincial or municipal government or political subdivision thereof, (b) authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power in Canada or (c) any court, tribunal (or any department, bureau or division thereof), governmental arbitrator or arbitration body in Canada.

1.17       “Health Canada” shall mean Health Canada and any successor agency thereto.

1.18       “Initial Term” shall have the meaning set forth in Section 9.1.1.

1.19       “Law” shall mean all applicable laws, rules and regulations, including any rules, regulations, policies, guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time.

1.20       “Manufacture,” with its correlative forms, shall mean all activities related to the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of a pharmaceutical product or compound.

1.21       “Net Sales” shall mean the gross amount invoiced by Distributor for the sale of the Product in the Territory less the following amounts actually accrued or received by Distributor in connection with such sale of the Product (i) trade discounts, cash discounts, quantity discounts, penalties, allowances and rebates, (ii) prompt-payment discounts and distribution fees, (iii) applicable sales, excise and value-added taxes, tariffs and duties, and any other taxes directly related to the sale of the Product (excluding taxes based on income), and (iv) amounts repaid or credited by reason of rejections, recalls or returns of the Product.

1.22       “Packaging Configuration” shall mean, with respect to each particular dosage strength of the Product referenced in Section 1.27, the packaging configuration(s) in which such dosage strength of the Product shall be supplied by Teligent Estonia to Distributor as set out in Schedule A (Products and Packaging Configurations).

1.23       “Party” and “Parties” shall have the meanings set forth in the preamble hereto.

1.24       “Payments” shall have the meaning set forth in Section 3.7.

1.25        “Permits” shall have the meaning set forth in Section 7.3.

1.26       “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.27       “Product(s)” means the product set out in Schedule A.

1.28        “Purchase Order” shall mean a written purchase order in a form reasonably acceptable to Teligent Estonia that sets forth, with respect to the month(s) covered thereby, the quantities of each Packaging Configuration of the Product to be delivered by Teligent Estonia.

1.29       “Quality Assurance Agreement” shall mean a quality assurance agreement which outlines the Parties’ respective responsibilities concerning quality assurance issues as they relate to Distribution of the Product under this Agreement between Teligent Estonia (or its Affiliate) and Distributor.

1.30       “Receiving Party” shall mean the Party receiving Confidential Information.

1.31       “Regulatory Approvals” shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including the DIN and Notice of Compliance) of any Regulatory Authority necessary for the commercial Manufacture and Distribution of the Product in the Territory.

1.32       “Regulatory Authority” shall mean the Governmental Authorities in the Territory with authority over the Manufacture or Distribution or pricing or reimbursement of a pharmaceutical product in the Territory (including the grant of Regulatory Approvals), including Health Canada, provincial payers and Patented Medicine Prices Review Board.

1.33       “Renewal Term” shall have the meaning set forth in Section 9.1.2.

1.34       “Safety Agreement” shall mean an agreement which outlines the Parties’ respective responsibilities concerning product safety and pharmacovigilence matters relating to Distribution of the Product by Distributor under this Agreement between Teligent Estonia and Distributor.

1.35       “Section 8 Claim” shall mean a claim for damages and any other relief sought in connection with the delay in issuance of a NOC by virtue of the operation of the Regulations.

1.36       “Teligent Estonia” shall have the meaning set forth in the preamble hereto.

1.37       “Term” shall mean, collectively, the Initial Term and any Renewal Term(s).

1.38       “Territory” shall mean Canada.

1.39       “Third Party” shall mean any Person other than the Parties or their respective Affiliates.

1.40       “Transfer Purchase Price” shall have the meaning set forth in Section 3.3.

Article 2
DISTRIBUTION RIGHTS AND OBLIGATIONS

2.1         Appointment. Teligent Estonia hereby appoints Distributor as the exclusive distributor of the Products in the Territory during the Term and Distributor hereby accepts such appointment, subject to and in accordance with the terms and conditions of this Agreement.

2.2         No Distribution Outside the Territory by Distributor. Distributor shall Distribute the Product only in the Territory and shall not, and shall cause its Affiliates, if applicable, not to, Distribute the Product directly or indirectly (a) to any Person outside the Territory or (b) to any Person inside the Territory that Distributor knows is reasonably likely to directly or indirectly Distribute the Product outside the Territory or assist another Person to do any of the foregoing.

2.3         Teligent Estonia’s Reservation of Rights. Any rights of Teligent Estonia not expressly granted to Distributor under the provisions of this Agreement shall be retained by Teligent Estonia.

2.4         Pricing. Subject to the terms and conditions of this Agreement, Distributor shall have sole discretion over the terms and conditions of the sale of the Product. Without limiting the generality of the foregoing, Distributor shall have sole discretion over Distributor’s price(s) for the Product and any pricing, discount and credit policies for its customers and shall be responsible for all costs and credit risks associated with sale and shipment of the Product to Distributor’s customers, including shipping and insurance costs, risks of its customers’ credit and debt collection for any and all Product purchases made by Distributor’s customers. Distributor shall be responsible for Product order processing, tracking and fulfillment and processing of returns of the Product.

2.5         Proposed Labeling. The labeling shall be in a format designed by the Distributor, provided that such design is consistent with the Regulatory Approvals.

2.6         Compliance with Laws. Distributor shall comply with all Laws and each Regulatory Approval in respect of its performance of this Agreement.

Article 3

Purchase Price, Invoicing and Payment

3.1         Purchase Price. In consideration of the supply of Product to Distributor under the terms and conditions of this Agreement, Distributor shall pay Teligent Estonia the applicable purchase price on the terms set forth in this Article 3. Pricing shall be based on the valid marker prices and applicable requirements on transfer pricing.

3.2         Payment of Purchase Price. Distributor shall make all Payments in Canadian dollars to the account specified in writing from time to time by Teligent Estonia.

3.3          Transfer Purchase Price; Invoices. The per-unit amount set forth on Schedule B (Transfer Purchase Price) for each Packaging Configuration unit of Product shall be the initial “Transfer Purchase Price” for each such unit of the Product. Within thirty (30) days after the end of each Calendar Quarter (or such longer period as may be mutually agreed on by the Parties), the Parties shall from time to time negotiate in good faith with the view to setting a revised Transfer Purchase Price based, among other things, on (i) actual Net Sales from the previous Calendar Quarter, (ii) the estimate of future Net Sales, and (iii) changing market conditions (including competitor pricing and rebates). Teligent Estonia shall invoice Distributor for the applicable Transfer Purchase Price in respect of each delivery of the Product to Distributor. Within sixty (60) days following the receipt of each such delivery of Product and such invoice, Distributor shall pay to Teligent Estonia the total amount set out in such invoice.

3.4         Final Purchase Price. Distributor shall, within sixty (60) days following the end of each Calendar Quarter, calculate and pay to Teligent Estonia, with respect to the Product delivered by Teligent Estonia to Distributor during such Calendar Quarter, an amount equal to the Final Purchase Price less the Transfer Purchase Price already paid by Distributor to Teligent Estonia in respect of such Product. “Final Purchase Price” means, in respect of each unit of Product supplied by Teligent Estonia to the Distributor, the Net Sales less the applicable Distributor Share.

3.5         Final Purchase Price Adjustment. If the Transfer Purchase Price paid by Distributor at the end of a Calendar Quarter in respect of any unit of Product pursuant to Section 3.3 is greater than the Final Purchase Price of such unit of Product, then Teligent Estonia shall issue a Credit Note to the Distributor in an amount equal to the difference between the applicable Transfer Purchase Price and the applicable Final Purchase Price.

3.6         Sales Reports. In addition to any other reports to be delivered by Distributor under this Agreement, Distributor shall provide Teligent Estonia sales reports reasonably requested by it from time to time.

3.7         Taxes. The amounts payable by Distributor to Teligent Estonia pursuant to this Agreement, (“Payments”) shall be exclusive of any amount arising in respect of sales, use, harmonized, goods and services, transfer, income or other tax and shall not be reduced on account of any taxes unless required by Law. Teligent Estonia alone shall be responsible for paying any and all taxes (other than withholding taxes required by Law to be paid by Distributor) levied on account of, or measured in whole or in part by reference to, any income of Teligent Estonia. Distributor shall deduct or withhold from the Payments any taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if Teligent Estonia is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Distributor or the appropriate Governmental Authority (with the assistance of Distributor to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Distributor of its obligation to withhold tax, and Distributor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Distributor has received evidence, in a form reasonably satisfactory to Distributor, of Teligent Estonia’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Distributor withholds any amount, it shall pay to Teligent Estonia the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Teligent Estonia proof of such payment. In addition to the Payments otherwise required pursuant to this Agreement, Distributor shall pay to Teligent Estonia any sales tax that Teligent Estonia may be required to collect with respect to such Payments.

3.8         Records and Audit. Distributor shall keep and maintain in the Territory complete and accurate records in connection with the performance of its obligations under, and showing Payments made in connection with this Agreement (the “Payment Records”), and records required to establish compliance with the Compliance Provisions (the “Compliance Records”) until the latest of (a) ten (10) years after the period to which such records relate, and (b) such longer period as Law requires. Teligent Estonia shall have the right during the Term and for a period of six (6) years thereafter, at Teligent Estonia’s expense (except as set forth below), to audit the Compliance Records and/or the Payment Records in the location(s) where such records are maintained by Distributor, upon reasonable notice, during regular business hours. Distributor shall cooperate with any such investigation and provide such information and assistance as the auditor or Teligent Estonia, as applicable, may reasonably request in connection with any such investigation.

Article 4
SUPPLY and Ordering

4.1         Exclusive Supply. Subject to the terms and conditions of this Agreement, Teligent Estonia agrees to supply to Distributor during the Term, and Distributor agrees to purchase from Teligent Estonia, all of Distributor’s requirements of the Products. Teligent Estonia, in its sole discretion shall determine whether Teligent Estonia, an Affiliate of Teligent Estonia or a Third Party shall (i) Manufacture, supply or deliver the Products supplied by Teligent Estonia to Distributor hereunder; or (ii) perform any of the obligations or services to be performed by Teligent Estonia hereunder. For greater certainty, Teligent Estonia may, in its sole discretion, subcontract or outsource the performance of any of its obligations hereunder to any of its Affiliates.

4.2         Purchase Orders. All Purchase Orders shall constitute a binding obligation on Distributor to purchase the covered quantities of the Product, subject to Article 9. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

4.3         Deliveries by Teligent Estonia. Except as otherwise agreed in writing by the Parties, Teligent Estonia shall supply the Product ordered under a Purchase Order by way of delivery pursuant to Section 4.4 within ninety (90) days of receipt by Teligent Estonia of a Purchase Order, or as otherwise agreed between the Parties, which date shall be reflected in the Purchase Order. Teligent Estonia may, in its sole discretion, satisfy its delivery obligations by making multiple deliveries that, in total, supply all of the Product ordered by Distributor pursuant to a Purchase Order or multiple Purchase Orders. In order to enable Distributor to release the Product for sale in the Territory, Teligent Estonia, or its Affiliate, shall include with each delivery all relevant documentation including a valid certificate of analysis/manufacturing for each batch, a certificate of conformity (if applicable) or copies of batch records or any other documents or information required by cGMP.

4.4         Delivery Terms; Title Passage.

4.4.1           Teligent Estonia shall deliver the Product to Distributor’s DAP distribution facility located at 21 St Clair Ave. East, Suite 1100, Toronto, Ontario or such other address as may be indicated by Distributor from time to time, in accordance with Incoterms 2010.

4.4.2           Title and risk of loss for Product shall pass to Distributor on delivery to Distributor. Distributor shall both be the importer of record and shall import the Product into Canada as agent of Teligent Estonia.

Article 5
Product Warranty and LIMITATIONS

5.1         Representation and Warranty of Teligent Estonia. Teligent Estonia represents and warrants that upon delivery of all Product supplied to, such Product (i) will comply with the applicable specifications therefor, (ii) will have been Manufactured in accordance with all Law, (iii) will have been Manufactured in accordance with the Quality Assurance Agreement and will comply with the certificates provided pursuant to the Quality Assurance Agreement, (iv) will not be adulterated or misbranded within the meaning of the F&D Act and (v) may be introduced into commerce pursuant to the F&D Act.

5.2         Claims for Defects. Distributor shall perform a reasonable and customary inspection of the Product upon delivery of each shipment of Product hereunder. In the event that Distributor determines, within thirty (30) days after delivery thereof by Teligent Estonia (or within thirty (30) days after discovery of any nonconformity that could not reasonably have been detected by Distributor’s reasonable and customary acceptance inspection procedures), that any Product supplied by Teligent Estonia does not conform to the warranty set forth in Section 5.1, Distributor shall give Teligent Estonia notice thereof (including a sample of such Product, if applicable). Teligent Estonia shall undertake appropriate evaluation of such sample and shall notify Distributor whether it has confirmed such nonconformity within thirty (30) days after receipt of such notice from Distributor.

5.3         Credit Note; Replacement Product; Defective Product. If Teligent Estonia confirms that a batch of Product does not conform to the warranty set forth in Section 5.1, Teligent Estonia shall, at Distributor’s option, (a) as expeditiously as commercially practicable, supply Distributor with a conforming quantity of Product at Teligent Estonia’s expense, or (b) promptly issue Distributor a Credit Note in an amount equal to the Transfer Purchase Price paid by Distributor with respect to such nonconforming Product if already paid. Any Product that is agreed or determined to be defective shall be destroyed by Distributor at Teligent Estonia’s expense and Distributor shall, at Teligent Estonia’s option, either (x) allow an Teligent Estonia representative to be present during such destruction or (y) provide a certificate of such destruction. Except for Teligent Estonia’s obligations under Section 6.3, Teligent Estonia shall have no liability for defective Product other than as provided in this Article 5.

5.4         No Liability After Delivery. Notwithstanding anything herein to the contrary, Teligent Estonia shall have no liability for damage or other defects to Product to the extent such damage or other defects occur after delivery.

5.5         Distributor Responsibility for Returns. Subject to Section 5.3, Distributor shall be financially responsible for the management and cost of returns (including expired returns) of the Product sold by Distributor, even if such returns are made to Teligent Estonia (or its authorized agent or contractor) and not to Distributor.

Article 6
Quality Control

6.1         Quality Assurance Agreement. Each Party shall duly and punctually perform all of its obligations under and pursuant to the Quality Assurance Agreement.

6.2         Distribution and Sales Records. Distributor shall keep complete and accurate records of the Distribution and sales of the Product in accordance with Law to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall or market withdrawal of the Product is required. Teligent Estonia shall be entitled to inspect and audit (upon reasonable notice, during normal business hours) Distributor’s recall procedures and such records to ensure that Distributor is complying with all Law and this Agreement; provided that this Section 6.2 shall not relieve Distributor of its responsibilities and liabilities arising under Section 6.3.

6.3         Recalls. In the event that any recall of the Product shall be required by Regulatory Authorities or Governmental Authorities, or if Teligent Estonia shall voluntarily determine to recall any Product or take any other market withdrawal action with respect to any Product, Teligent Estonia shall be responsible for the overall management of such recall or market withdrawal. Distributor is responsible for dealing with Governmental Authorities and Regulatory Authorities with respect to the recall and shall conduct the recall or market withdrawal as directed by Teligent Estonia. Teligent Estonia shall be responsible for all recall or market withdrawal expenses except to the extent such recall or market withdrawal results from a breach of this Agreement by Distributor, in which event Distributor shall reimburse Teligent Estonia for all expenses reasonably incurred by Teligent Estonia or its Affiliates in connection with such recall or market withdrawal.

6.4         Change to Specifications. Teligent Estonia shall have the right, at its cost and expense, to modify the specifications, labeling, Manufacturing and testing processes employed with regard to the Manufacture of the Product from time to time, subject to such modifications being approved by the Regulatory Authorities to the extent required by Law.

Article 7
Regulatory Activities and Responsibilities

7.1         Responsibility for Regulatory Compliance. Subject to the terms of the Quality Agreement and the Safety Agreement, Distributor is responsible for any regulatory filings or other regulatory compliance obligations relating to the Product, including with Regulatory Authorities, and all at Distributor’s expense.

7.2         Changes. Any decisions regarding changes to the packaging for the Product shall be made by Teligent Estonia in its sole discretion and at its sole cost and expense; provided, however, that Distributor shall bear the cost associated with any changes to the packaging for the Product requested by Distributor or necessitated by a change to Distributor’s trade dress that is approved by Teligent Estonia pursuant to Section 2.5. Teligent Estonia or its Affiliates shall notify Distributor reasonably in advance of all changes to the packaging for the Product. Distributor shall obtain Teligent Estonia’s prior written approval before making any change with respect to the Product which would require any notification to, or consent of, a Regulatory Authority or which would constitute a Level I, II, III or IV change under Health Canada’s Post-NOC Changes Framework Document.

7.3         Obligations of Distributor. Distributor shall obtain and maintain at its expense during the Term all governmental licenses (including establishment licenses), permits, registrations and certificates (“Permits”) required within the Territory for Distributor to Distribute the Product and fulfill its other obligations under this Agreement in accordance with Law.

7.4         Information. Distributor shall promptly notify and provide Teligent Estonia or its nominee with copies of all relevant documentation received by Distributor from any Regulatory Authority in connection with the Product or otherwise related to, or having an effect on, this Agreement.

7.5         Distributor Notice to Teligent Estonia. Distributor shall immediately report to Teligent Estonia all notices (or threatened notices) of violation of Law related to Distributor’s Distribution of the Product in the Territory received from Regulatory Authorities or any competitor company or other Person and shall provide to Teligent Estonia copies of all such notices and related communications.

7.6         Safety Data Exchange Provisions. The Parties shall comply with the Safety Agreement.

Article 8
Storage and Distribution

8.1         Generally. Teligent Estonia shall supply the Product to Distributor in finished and packaged form. Distributor shall not repackage or in any way alter the packaging or labeling of the Product without the prior written consent of Teligent Estonia. Distributor shall store, handle, transport and dispose of the Product in compliance with the requirements set out in the Quality Assurance Agreement, the Regulatory Approvals and Law and under conditions that maintain the quality, stability and integrity of the Product.

8.2         Right to Inspect Premises. Each Party shall permit the other Party or its authorized representatives to inspect, verify and audit such other Party’s compliance with Law and this Agreement, including such other Party’s premises used for the storage of the Product and to audit such other Party’s working methods and procedures with respect to the Product and to the performance of its obligations hereunder.

Article 9
Term AND TERMINATION

9.1         Term.

9.1.1           Initial Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with any applicable provision of this Agreement, until the end of the second (2nd) anniversary of the Effective Date (the “Initial Term”).

9.1.2           Renewal Term. The Term shall automatically be extended for additional one (1) year periods (each, a “Renewal Term”) unless either Party delivers a written notice to the other Party of its intention to extend the Term at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any subsequent Renewal Term.

9.1.3           Withdrawal of Product from Market. This Agreement may be terminated by either Party immediately on written notice to the other Party if (a) Health Canada requires Teligent Estonia to withdraw permanently the Product from the market in the Territory or (b) Teligent Estonia permanently withdraws the Product from the market in the Territory for safety reasons.

9.1.4           Regulatory or Legislative Change. This Agreement may be terminated by either Party in the event that any Law is passed, adopted or implemented by any Governmental Authority or any ruling, decision, finding or action by any Governmental Authority is issued or taken that prohibits the arrangement contemplated by this Agreement or subjects such Party (or any of its employees or agents) to civil or criminal prosecution or liability or other material adverse consequences as a result of being a Party to this Agreement or performing its obligations under this Agreement.

9.2         Survival of Obligations. Termination or expiration of this Agreement shall not relieve a Party of any obligation to make payment that was owed prior to or on the effective date of such termination or expiration, and the provisions of Sections 2.3, 2.4, 2.5, 5.2, 5.3, 5.4, 5.5, 6.2, 6.3, 7.2, 7.4, this Section 9.2 and Section 9.3, and Article 3, shall survive the expiration or termination of this Agreement. Further, the Safety Agreement and the Quality Assurance Agreement shall remain in effect for as long as Distributor continues to Distribute the Product or has any Product remaining that has not yet expired.

9.3         Remedies. Except as otherwise expressly provided herein, exercise by a Party of its rights under this Article 9 shall not limit remedies that may otherwise be available to a Party in law or equity.

9.4         Assignment. Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, subcontract or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder.

9.5         Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

9.6         Governing Law; Jurisdiction. The interpretation and construction of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods (CISG) to this Agreement. The Parties agree to submit to the exclusive jurisdiction of the courts of the Province of Ontario.

9.7         Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

9.8         Notices. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by a recognized overnight delivery service, costs prepaid, or by facsimile (with transmission confirmed), to the following addresses or to such other addresses at which notice shall have been given:

If to Teligent Estonia:	Teligent Oü,
[***]
Attention: [***]
Facsimile: [***]

If to Distributor:	Teligent Canada Inc.,
[***]
Attention: [***]
Facsimile: [***]

Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second (2nd) delivery day after deposit with an internationally-recognized overnight delivery service, as may be applicable. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 9.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

9.9         Entire Agreement. This Agreement, including all Schedules, the Quality Assurance Agreement, and the Safety Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.

9.10       Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

9.11       Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision shall be given no effect by the Parties and shall not form part of this Agreement; (b) all other provisions of this Agreement shall remain in full force and effect; and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Law, the Parties waive any provision of Law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

9.12       Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies in the future. To be effective, any waiver must be in writing. All rights and remedies arising hereunder are cumulative and do not exclude any other right or remedy provided by Law or otherwise available.

9.13       Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement and any descriptions of Schedules or descriptions of cross-references are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and shall be deemed to be followed by “without limitation”. The terms “Article” and “Section” refer to the specified article or section of this Agreement. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

9.14       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or other electronic transmission (including PDF format via e-mail) shall be as effective as an original executed signature page.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

TELIGENT CANADA INC.		TELIGENT OÜ

By:	/s/ Jason Grenfell-Gardner	By:	/s/ Jason Grenfell-Gardner

Name:	Jason Grenfell-Gardner	Name:	Jason Grenfell-Gardner

Title:	President	Title:	President

Signature Page